Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of March 9, 2026 (the “Effective Date”), is by and among Irenic Capital Management LP, a Delaware limited partnership (“Irenic”), Irenic Capital Management GP LLC, a Delaware limited liability company, Irenic Capital Evergreen Master Fund LP, a Cayman Islands limited partnership, Irenic Capital Evergreen Fund GP LLC, a Delaware limited liability company (each, an “Irenic Party,” and, together, the “Irenic Parties”), and Integer Holdings Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company and the Irenic Parties have engaged in discussions concerning the Company;

WHEREAS, the Company and the Irenic Parties desire to enter into an agreement regarding the appointment of two (2) new directors to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, at the time of the execution of this Agreement, the Board has agreed that two (2) existing directors of the Board (to be determined) (the “Retiring Directors”) will not stand for re-election at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), and their terms on the Board and all committees thereof will end, effective as of the conclusion of the 2026 Annual Meeting.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Irenic Parties and the Company agree as follows:

Section 1.          Board of Directors.

(a)            New Directors. Within three (3) Business Days following the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary in accordance with the Company’s Amended and Restated By-Laws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”) to increase the size of the Board by two directors and appoint Aaron Kapito (the “Investor Designee”) and James F. Flanagan (together with the Investor Designee, the “New Directors”) to the Board, to fill the vacancies created by such increase in the Board, with an initial term expiring at the 2026 Annual Meeting.

(b)            New Director Agreements, Arrangements, and Understandings. Each of the Irenic Parties represents, warrants, and agrees that neither it nor any of its Affiliates (i) has paid or will pay any compensation to the Investor Designee or any other member of the Board or any officer in connection with such individual’s nomination to or service to the Company, including service on the Board or any committee thereof, or (ii) has or will have any agreement, arrangement or understanding (whether compensatory or otherwise), written, or oral, with the Investor Designee in connection with such individual’s nomination to or service on the Board or any committee thereof or the Company’s performance or stock price or any Extraordinary Transaction.

(c)            2026 Annual Meeting Nominees. The Company and all applicable committees thereof shall take such actions as are necessary so that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2026 Annual Meeting shall include the (i) New Directors and (ii) nine (9) other nominees selected by the Board to stand for election at the 2026 Annual Meeting, which shall not include the Retiring Directors. The Company covenants and agrees that it shall not take any action inconsistent with the departure of the Retiring Directors from the Board at the conclusion of the 2026 Annual Meeting.

(d)            Size of the Board. (i) Following the appointment of the New Directors and until the 2026 Annual Meeting, the size of the Board shall not exceed 13 directors and (ii) following the 2026 Annual Meeting and until the expiration of the Cooperation Period (as defined below), the size of the Board shall not exceed 11 directors.

(e)            Replacement Investor Director.

(i)            If the Investor Designee is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the expiration of the Cooperation Period, the Irenic Parties shall be entitled to propose, subject to Sections 1(f) and 1(g), a substitute director who meets the requirements of a Qualified Director (such individual replacing the Investor Designee, a “Replacement Investor Director”), and, subject to the approval of the Corporate Governance and Nominating Committee of the Board (such approval not to be unreasonably withheld, conditioned or delayed), the Board shall take such actions as are necessary to appoint such Replacement Investor Director to serve as a director of the Company for the remainder of the Investor Designee’s term. If the Corporate Governance and Nominating Committee of the Board does not approve a proposed Replacement Investor Director, the Irenic Parties shall be entitled to propose one or more additional substitute directors who meet the requirements of a Qualified Director until the Corporate Governance and Nominating Committee of the Board approves a Replacement Investor Director. Effective upon the appointment of a Replacement Investor Director to the Board, such Replacement Investor Director will be considered the Investor Designee for all purposes of this Agreement.

(ii)            The Irenic Parties’ rights pursuant to this Section 1(e) are subject to the Irenic Parties’ beneficially holding a Net Long Position equal to, or having aggregate net long economic exposure to, at least 1.5% of the then-outstanding Common Stock (the “Minimum Ownership Threshold”). In the event the Irenic Parties seek to exercise their rights pursuant to this Section 1(e), the Irenic Parties shall certify in writing to the Company that the Minimum Ownership Threshold is satisfied as of the time of such exercise.

(f)             Replacement Investor Director Information. The Irenic Parties acknowledge, as a condition to any Replacement Investor Director’s appointment to the Board, such individual shall have provided to the Company (i) any consent and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires, representation agreements and other customary onboarding and/or nomination documentation, and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such individual is elected at any Company meeting of stockholders, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under any applicable law, stock exchange rule, or listing standard, or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and (iv) the execution of any one or more documents required by the Company of non-management directors of the Company to assure compliance with the Company Policies and any written consent reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company, including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including any one or more executed consents to such background check.

2

(g)            Company Policies. The parties acknowledge that each New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, share ownership guidelines, and other governance guidelines and policies of the Company as other non-employee directors of the Company (collectively, the “Company Policies”), and, except as may be subsequently waived by the Irenic Parties in writing, shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, reimbursement and fees, as are applicable to all non-employee directors of the Company. The Company acknowledges and agrees that (i) the Company Policies do not apply to the Irenic Parties and their Affiliates as a result of the Investor Designee’s appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as they are not directors or employees of the Company (for the avoidance of doubt, the Irenic Parties are aware of the federal securities laws relating to trading while in possession of material, non-public information) and (ii) prior to the termination of the Cooperation Period, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.

(h)            Investor Designee’s Committee Memberships. Effective upon the Investor Designee’s appointment to the Board, the Board and all applicable committees thereof shall take all necessary actions to appoint him to the Board’s (i) Technology Strategy Committee and (ii) at the Board’s sole discretion, either the Board’s Corporate Governance and Nominating Committee or Compensation and Organization Committee. Upon the appointment to the Board of any Replacement Investor Director, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Investor Director to any committee of the Board of which Investor Designee was a member immediately prior to such director’s resignation or removal or, if the Board or the applicable committee of the Board determines that the replacement does not satisfy the requirements of the New York Stock Exchange and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board.

3

(i)             2026 Annual Meeting. The Company shall use its best efforts to hold the 2026 Annual Meeting no later than July 21, 2026, subject to any delay necessitated by compliance with applicable law or regulatory or judicial or stock exchange order, published interpretation or requirement.

(j)             Termination. The Company’s obligations under this Section 1 shall terminate upon the earliest of: (i) such time as the Irenic Parties collectively own less than the Minimum Ownership Threshold, (ii) any material breach of this Agreement (including Section 2) by any Irenic Party or any other Restricted Person (as defined below); provided, that the Company had provided the Irenic Parties with five (5) Business Days’ written notice of such breach and such breach was not cured within such notice period; provided, further that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period, (iii) such time as the Investor Designee notifies the Company of his or her intent to resign from the Board and the Irenic Parties waive in writing any right to have a Replacement Investor Director appointed or (iv) the Irenic Parties or any other Restricted Person submits any director nomination for election at any meeting of the Company’s stockholders. Upon the occurrence of an event described in any of clauses (i), (ii) or (iv) of this Section 1(j), at the request of the Board, the Irenic Parties shall request that the Investor Designee (or a Replacement Investor Director) resign from the Board.

Section 2.          Cooperation.

(a)            Non-Disparagement. During the Cooperation Period, the Company and each Irenic Party shall refrain from making, and shall cause their respective Controlling and Controlled (and under common Control) Affiliates and Representatives (solely in the context of their representation of such party) and (i) in the case of each Irenic Party, each of its and their respective principals, directors, managers, general partners, officers and employees (together with each Irenic Party and their respective Controlling and Controlled (and under common Control) Affiliates and Representatives (solely in the context of their representation of such party), the “Irenic Covered Persons”), and (ii) in the case of the Company, its directors, officers and members of the Management Team, as listed on the Company’s website from time to time (together with the Company and its Controlling and Controlled (and under common Control) Affiliates and Representatives (solely in the context of their representation of such party), “Company Covered Persons”) not to make or cause to be made any public written or oral statement or announcement (including any statement or announcement that can reasonably be expected to become public or require public disclosure) (each, a “Statement”) that constitutes an ad hominem attack on, that otherwise disparages, defames, impugns (whether publicly or privately) or publicly criticizes, or that is reasonably likely to damage the reputation of (A) in the case of any Statement by any of the Irenic Parties or the Irenic Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former directors, officers or employees; and (B) in the case of any Statement by the Company or the Company Covered Persons: any of the Irenic Parties, any of their respective Affiliates or any of their respective current or former Irenic Covered Persons, in each case, including (x) in any Statement, document, or report filed with, furnished to, or otherwise provided to the SEC or any other governmental or regulatory authority, (y) in any press release or other form of Statement made available to any form of media, and (z) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview, podcast or Internet or social media communication). The foregoing shall not (1) restrict the ability of any Person to comply with any subpoena or other legal or regulatory process or respond to a request for information from any governmental or regulatory authority with jurisdiction over such Person or to enforce such Person’s rights under this Agreement or (2) apply to any private communications among the Irenic Parties and their Affiliates, the Irenic Covered Persons and their Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, the Company Covered Persons and Representatives (in their respective capacities as such), on the other hand.

4

(b)            Voting. During the Cooperation Period, each Irenic Party will cause all of the Common Stock that such Irenic Party or any of its Controlling or Controlled Affiliates (or those under common Control) has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournment or postponement thereof or to deliver any consent or consent revocation, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any meeting of stockholders of the Company or action by written consent of stockholders of the Company held during the Cooperation Period, (ii) against any nominees for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (iii) against any proposal or resolution to remove any member of the Board, and (iv) in accordance with the recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or pursuant to written consents; provided, however, that the Irenic Parties and their Affiliates shall be permitted at any meeting or in any solicitation of proxies or shareholder consents with respect to an Extraordinary Transaction to vote in their sole discretion on proposals in connection with such Extraordinary Transaction; provided, further, that, in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successor thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of any vacancy on the Board), the Irenic Parties and their Affiliates shall be permitted to vote in their sole discretion with respect to such proposal.

(c)            Standstill. During the Cooperation Period, each Irenic Party will not, and will cause its Controlling and Controlled Affiliates (and those under common Control) and its and their respective Representatives acting on their behalf (collectively with the Irenic Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Board:

5

(i)            acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of or economic exposure to any securities of the Company or rights or options to acquire any securities of the Company, or engage in any swap or hedging transaction, or other derivative agreement of any nature with respect to any securities of the Company, in each case, if such acquisition, offer, agreement or transaction would result in the Irenic Parties, together with their Affiliates, having beneficial ownership of more than 4.99%, or aggregate economic exposure to more than 9.99%, of the shares of Common Stock outstanding at such time;

(ii)            alone or in concert with any one or more Third Parties, (A) call or seek to call (either publicly or privately) a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or call or seek to call for the setting of a record date therefor), (B) seek election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company, the Board or any of its committees, (D) seek (including through any “withhold” or similar campaign) the removal of any member of the Board, or (E) conduct, call for or publicly support a referendum of stockholders of the Company; provided that nothing in this Agreement will prevent the Irenic Parties or their Affiliates from taking actions in furtherance of privately identifying any Replacement Investor Director in accordance with Section 1(e) following the departure of the Investor Designee or in anticipation of the potential imminent departure of the Investor Designee (it being understood that prior to taking such action, the Irenic Parties will first notify the Company of such potential imminent departure), as applicable;

(iii)            make any request for stockholder list materials or other books and records of the Company or any of its subsidiaries, whether pursuant to Section 220 of the DGCL or under any statutory or regulatory provision relating to stockholder access to books or records of the Company or any of its subsidiaries;

(iv)            engage in any “solicitation” (as such term is used in the proxy rules of the SEC, but including, notwithstanding anything to the contrary in Rule 14a-2 under the Exchange Act, solicitations of ten (10) or fewer shareholders that would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) under the Exchange Act) of one or more proxies or consents with respect to the election or removal of one or more directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents;

6

(v)            make or submit any proposal, or offer for (with or without one or more conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, amalgamation, acquisition of any business, sale of all or substantially all assets, spinoff, split off or other similar separation of one or more business units, separation, business combination, recapitalization, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction involving the Company or any of its direct or indirect subsidiaries and joint ventures (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to result in or require public disclosure by the Company or any of the Restricted Persons; provided that the foregoing shall not restrict (x) the Irenic Parties from acquiring any securities or rights or options to acquire securities to the extent not prohibited by Section 2(c)(i),(y) the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company, or (z) following such time as the Company has signed a definitive agreement with respect to any such Extraordinary Transaction, seeking to participate with the counterparty to such Extraordinary Transaction;

(vi)            make any proposal, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancy on the Board, other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company or sale, spinoff, splitoff or other similar separation of one or more business units, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Restated Certificate of Incorporation or the Bylaws (collectively, the “Organizational Documents”), (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)            knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities, or (B) in conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board), other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise expressly permitted by this Agreement;

7

(viii)            form, join, knowingly encourage or knowingly participate in or act in concert with any Group with respect to any securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, other than solely with Affiliates of the Irenic Parties with respect to securities of the Company now or hereafter owned by them;

(ix)            enter into any voting trust, arrangement or agreement with respect to any securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, or subject any securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely between or among any two or more of the Irenic Parties and their Affiliates, or (C) granting any proxy in any solicitation approved by the Board and consistent with Section 2(b) above;

(x)            engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange-traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the Company’s securities and would, individually or in the aggregate, in each case, result in the Irenic Parties ceasing to have a Net Long Position in the Company;

(xi)            sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xii)            institute, solicit or join as a party to any litigation, arbitration or other proceeding against or involving the Company, any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions in the name of the Company); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Irenic Party from (A) bringing litigation against the Company to enforce any express provision of this Agreement instituted in accordance with and subject to Section 10, (B) making any counterclaim with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against any Irenic Party, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process;

(xiii)            take any action that would or would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in this Section 2(c)(v) or (vi);

8

(xiv)            enter into any negotiation, agreement, arrangement, or understanding (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xv)            make any request or submit any proposal to amend or waive any of the terms of this Agreement (including this subclause), in each case publicly or that would reasonably be expected to result in a public announcement or disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal by the Company or any of the Restricted Persons;

provided that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including any failure (I) to appoint the New Directors to the Board in accordance with Section 1(a), (II) to include the New Directors in the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2026 Annual Meeting in accordance with Section 1(d), (III) to cease having the Retiring Directors be members of the Board following the 2026 Annual Meeting or (IV) to issue the Press Release in accordance with Section 3), upon five (5) Business Days’ written notice by any of the Irenic Parties to the Company if such breach has not been cured within such notice period; provided that the Irenic Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Common Stock or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets having an aggregate value exceeding 25% of the aggregate enterprise value of the Company during the Cooperation Period, or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 20% of the Common Stock (including on an as-converted basis, and including other securities of the Company with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another Person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)); and (C) the commencement of any tender or exchange offer (by any Person or Group other than the Irenic Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Common Stock, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer); provided that, in the event the restrictions in this Section 2(c) terminate pursuant to the foregoing clauses (B) or (C) of this Section 2(c) and any of the Irenic Parties determine to solicit proxies against any transactions contemplated by (B) and (C), at the request of the Board, the Irenic Parties shall request that the Investor Designee (or a Replacement Investor Director) resign from the Board.

9

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2(c)) will prohibit or restrict any Restricted Person from (I) stating how it intends to vote with respect to an Extraordinary Transaction that is publicly disclosed by the Company, if any, and the reasons therefor, (II) complying with any subpoena or other legal process or responding to a request for information from any governmental authority with jurisdiction over such Restricted Person (so long as such process or request did not arise as a result of any discretionary act by any Restricted Person); provided that such Restricted Person will notify the Company promptly in writing (if reasonably practicable and to the extent not legally prohibited) of the existence, terms, and circumstances surrounding such request or requirement; provided, further, that no Restricted Person shall be required to provide the notice to the Company referenced in the immediately preceding proviso in the case of disclosures required to be made by such Restricted Person in the course of a routine audit or review by a competent regulatory or administrative authority which is not specifically related to the Company or such Restricted Person’s interactions with the Company, (III) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company, or (V) providing its views privately to any member of the Board or to the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel or any financial or legal advisors that have been identified by the Chief Executive Officer to the Irenic Parties regarding any matter, including an Extraordinary Transaction, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.

Section 3.          Public Announcement. Unless otherwise agreed in writing by the Company and the Irenic Parties, not later than 9:00 a.m. Eastern Time on March 12, 2026, the Company shall issue a press release (the “Press Release”), in the form of Exhibit A attached hereto. The Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) with respect to this Agreement. The Company shall provide the Irenic Parties with a copy of the Form 8-K prior to any issuance of or filing with the SEC and shall consider any reasonable and timely comments of the Irenic Parties and their Representatives. Except as required by law or the rules of any stock exchange, or expressly permitted by the terms of this Agreement, neither the Company or any of its Affiliates nor the Irenic Parties or any of their Affiliates shall make any public statement (or other communication reasonably expected to become or result in a public disclosure) regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

10

Section 4.          Representations and Warranties of the Company. The Company represents and warrants to the Irenic Parties that: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5.          Representations and Warranties of the Irenic Parties. Each Irenic Party represents and warrants to the Company that: (a) such Irenic Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Irenic Party, constitutes a valid and binding obligation and agreement of such Irenic Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Irenic Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Irenic Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Irenic Party, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Irenic Party is a party or by which it is bound; and (d) the Irenic Parties, together with their Affiliates, (i) beneficially own (as defined in Rule 13d-3 under the Exchange Act) in the aggregate 1,263,663 shares of Common Stock and (ii) have a Net Long Position in 1.9% of the shares of Common Stock, in each case, as of the date hereof.

11

Section 6.          Withdrawal of Nomination Notice; 2026 Annual Meeting. Concurrently with and effective upon the appointment of the Investor Designee, the Irenic Parties shall irrevocably withdraw, and shall be deemed to have (automatically and without any further action by the Irenic Parties or any other person being required) irrevocably withdrawn, the notice of director nominations and bylaw proposal from the Irenic Parties dated February 19, 2026 (the “Nomination Notice”), and such Nomination Notice and the nominations and proposal set forth therein shall be deemed (automatically and without any further action by the Irenic Parties or any other person being required) null, void and without effect. The Irenic Parties hereby further agree that they shall immediately cease all efforts, direct or indirect, in furtherance of the Nomination Notice and any related solicitation in connection therewith, including any negative solicitation efforts relating to the 2026 Annual Meeting concerning the Company and members of the slate of nominees proposed by the Company.

Section 7.          Definitions. For purposes of this Agreement:

(a)            the term “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include any Person who otherwise qualifies as an Affiliate at any time subsequent to the date of this Agreement; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the Irenic Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of such entity’s board of directors or similar governing body, unless such Person otherwise Controls such entity; provided, further, that, with respect to the Irenic Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Irenic Parties or their Affiliates (unless such portfolio operating company is acting at the direction of any one or more of the Irenic Parties or any of their Affiliates to engage in conduct prohibited by this Agreement);

(b)            the terms “beneficial owner” and “beneficially own” have the meanings set forth in Rule 13d-3 under the Exchange Act, except that a Person will also be deemed to be the beneficial owner of all shares of the Company’s capital shares that (i) such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any right in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and (ii) such Person or any of such Person’s Affiliates has or shares the right to vote or dispose;

(c)            the term “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

12

(d)            the term “Common Stock” means the Company’s common stock, par value $0.001 per share;

(e)            the term “Control” (including the terms “Controlling,” “Controlled”, and “under common Control”) mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

(f)             the term “Cooperation Period” means the period from the execution of this Agreement until the earlier of (x) the one year anniversary of the Effective Date and (y) the date that is thirty (30) calendar days prior to the notice deadline under the Organizational Documents for stockholders to submit non-proxy access stockholder nominations of director candidates for election to the Board at the Company’s 2027 Annual Meeting of Stockholders;

(g)            the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC;

(h)            the term “Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act;

(i)             the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, as disclosed to the Irenic Parties prior to the date hereof;

(j)             the term “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act;

(k)            the terms “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(l)             the term “Qualified Director” means an individual who (i) qualifies as Independent, (ii) unless the Company otherwise consents in its sole discretion, (A) is not an employee, officer, director, general partner, manager or other agent of an Irenic Party or of any Affiliate of an Irenic Party, (B) is not a limited partner, member, or other investor (unless such investment is immaterial and has been disclosed to the Company) of or in any Irenic Party or any Affiliate of an Irenic Party, and (C) does not have any agreement, arrangement, or understanding, written or oral, with any Irenic Party or any Affiliate of an Irenic Party regarding such individual’s service as a director of the Company (unless any such agreement, arrangement, or understanding has been disclosed to the Company) and (iii) meets all other qualifications required for service as a director set forth in the Bylaws, the Company’s Corporate Governance and Nominating Committee Charter and the Company’s Corporate Governance Guidelines;

13

(m)             the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, agents, advisors and other representatives;

(n)            the term “SEC” means the U.S. Securities and Exchange Commission; and

(o)            the term “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

Section 8.          Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (A) upon receipt, when delivered personally; (B) when sent by email if during normal hours of a Business Day, otherwise on the next Business Day; provided that no “bounce back” or similar notice of non-delivery is received; or (C) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Integer Holdings Corporation

5830 Granite Parkway

Suite 1150
Plano, Texas 75024
Attention: Lindsay Blackwood, General Counsel and Secretary
Email: [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: James P. Dougherty; Shanu Bajaj
Email: james.dougherty@davispolk.com; shanu.bajaj@davispolk.com

If to the Irenic Parties:

Irenic Capital Management L.P.
767 Fifth Avenue, 15th Floor
New York, New York 10153
Attention: Josh Brodman
Email: [***]

14

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019
Attention: Maurice Lefkort, Esq.
Email: Mlefkort@willkie.com

At any time, any party may, by notice given in accordance with this Section 8 to the other party, provide updated information for notices under this Agreement.

Section 9.          Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided, however, that the Company shall reimburse the Irenic Parties for their reasonable and documented out of pocket fees and expenses, including legal fees, incurred in connection with the Irenic Parties’ involvement at the Company through the date of this Agreement, and including the negotiation and execution of this Agreement, in an amount not to exceed $150,000 in the aggregate.

Section 10.      Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a)            The Company and the Irenic Parties acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Irenic Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH IRENIC PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY WAIVES THE POSTING OF A BOND OR OTHER SECURITY UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

(b)            This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Delaware without giving effect to the choice of law principles of such state. The Company and each Irenic Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) agrees that any action or proceeding based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (v) agrees that it will not bring any action based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement in any court other than such courts. The parties to this Agreement agree that the delivery of process or other papers based on, relating to, or arising in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof; provided that such process or other papers based on, relating to, or arising in connection with any such action or proceeding is also contemporaneously delivered to the email address of such party set forth in Section 8 hereof (for the avoidance of doubt, such email shall not in and of itself constitute effective service of process).

15

(c)            EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON, RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

Section 11.      Severability. If, at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality, voidness or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 12.      Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding anything to the contrary in the foregoing part of this Section 12, Sections 7 to 18 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

Section 13.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both or all of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no party shall be bound by any contractual obligation to the other parties until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other parties (including by means of electronic delivery).

16

Section 14.      Affiliates. Each of the Irenic Parties agrees that it will cause its Affiliates, and their respective employees and other Representatives, to comply with the terms of this Agreement.

Section 15.      No Third-Party Beneficiary. This Agreement is solely for the benefit of the Company and the Irenic Parties and is not enforceable by any other Person. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties in their respective sole discretions, and any assignment in contravention hereof will be null and void.

Section 16.      No Waiver. No failure or delay by any party in exercising any right or remedy under this Agreement will operate as a waiver thereof or of any breach of any provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver shall be effective unless in writing, executed by the waiving party.

Section 17.      Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements, and understandings, whether written or oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Irenic Parties.

Section 18.      Interpretation and Construction. The Company and each Irenic Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same after having had an adequate opportunity to seek the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguity in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Irenic Party, and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise expressly indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented, except that references to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

[Signature pages follow]

17

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

IRENIC CAPITAL EVERGREEN MASTER FUND LP

By:	Irenic Capital Management GP LLC,
its general partner

By:	/s/ Adam J. Katz
Name: Adam J. Katz
Title: Managing Member

IRENIC CAPITAL EVERGREEN FUND GP LLC

By:	/s/ Adam J. Katz
Name: Adam J. Katz
Title: Managing Member

IRENIC CAPITAL MANAGEMENT GP LLC

By:	/s/ Adam J. Katz
Name: Adam J. Katz
Title: Managing Member

[Signature Page to Cooperation Agreement]

THE COMPANY INTEGER HOLDINGS CORPORATION

By:	/s/ Payman Khales
Name: Payman Khales
Title: President and Chief Executive Officer

Exhibit A

Form of Press Release